Exhibit 99.1

Corbus Pharmaceuticals Reports Updated CRB-701 Phase 1/2 Clinical Data Demonstrating Robust Activity in 2L Oropharyngeal and Cervical Cancers

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Data affirms Corbus strategy of targeting tumor types with elevated Nectin-4 expression and clear unmet medical needs while providing an attractive commercial path forward
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Confirmed ORR of 42.9% observed in 2L oropharyngeal squamous cell carcinoma (OPSCC) at 3.6 mg/kg with median DOR of 6.3 months and PFS of 5.6 months (ongoing)
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Confirmed ORR of 34.4% observed in 2L cervical cancer at 3.6 mg/kg with median DOR of 8.0 months and PFS of 4.3 months (ongoing)
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CRB-701 was generally safe and well tolerated with discontinuation rates below 3%
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About 50% of 2L head and neck cancer cases in the U.S. are HPV-driven OPSCC and receive minimal to no benefit from EGFR-targeted therapies
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Registrational study of CRB-701 in 2L OPSCC (“TEMPO-1”) on track to initiate in summer 2026
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Company to host a conference call and live webcast today, Tuesday, May 26 at 8:00 a.m. EDT, to review the data and a KOL event on Monday, June 1 at ASCO to discuss CRB-701 development in OPSCC

Norwood, MA, May 26, 2026 (GLOBE NEWSWIRE) Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”) today reported updated data from its Phase 1/2 clinical study (NCT06265727)[i] of CRB-701 (SYS6002), a next-generation Nectin-4 targeted antibody drug conjugate (ADC). The new data demonstrate robust activity in the second line (2L) setting of two solid tumor types that express high levels of Nectin-4 and are primarily driven by human papilloma virus (HPV): oropharyngeal squamous cell carcinoma (OPSCC) and cervical cancer. These findings will be presented at the upcoming 2026 American Society for Clinical Oncology (ASCO) Annual Meeting being held May 29 – June 2, 2026, in Chicago.

The ongoing multi-center Phase 1/2 study is being conducted in the U.S. and Europe. The data reported today derives from an April 1, 2026 data cut of the Phase 1/2 study with a total safety population of 317 patients encompassing all tumor types and all doses. A total of 75 patients with HNSCC were enrolled at the 2.7 mg/kg and 3.6 mg/kg doses, of whom 71 were efficacy evaluable while 4 did not have post-baseline scans. A total of 72 patients with cervical cancer were enrolled at the 2.7 mg/kg and 3.6 mg/kg doses, of whom 70 were efficacy evaluable while 2 did not have post-baseline scans.

Safety (n=317)

CRB-701 continued to be safe and well tolerated, consistent with findings reported at the ESMO 2025 data cut. The most common treatment-related adverse events (TRAEs) occurring in more than 20% of participants were keratitis (49.2%), alopecia (25.6%), fatigue (22.4%), and dysgeusia (19.9%). Grade 3 adverse events (AEs) were reported in 19.2% of patients, and Grade 4 AEs were reported in 0.9% of patients. There were no Grade 5 events reported. The incidence of peripheral neuropathy remained low at 7.3%, with all events limited to Grade 1 or 2 severity. Skin-related AEs, excluding alopecia, were at 24%. There was only one Grade 3 event (0.3%) reported. There were no skin Grade 4 or 5 events, and no reported cases of Stevens-Johnson Syndrome (SJS) or toxic epidermal necrolysis (TEN). Overall, treatment discontinuations related to CRB-701 remained low at 2.8%. Ocular toxicities, a well-established side effect in multiple approved ADCs, continued to be manageable through prophylactic eye care interventions and dose reductions/interruptions. Ocular AEs were reported in 66.2% of participants, with the vast majority being transient in nature. Grade 3 events were reported in 12.6% of participants and only one Grade 4 event (0.3%) was reported involving exacerbation of pre-existing punctate keratitis and microcysts that resolved to baseline within six weeks. Discontinuations due to ocular AEs remained markedly low at 1.9%.

Efficacy in Patients with HNSCC Dosed with CRB-701 at 2.7 mg/kg or 3.6 mg/kg (total n=71)

OPSCC (n=41)

Dose	2.7 mg/kg (n=20)	3.6 mg/kg (n=21)
cORR*	20.0% (4/20)	42.9% (9/21)
DCR**	90.0% (18/20)	85.7% (18/21)
DoR (months) ongoing	4.8	6.3
PFS (months) ongoing	4.2	5.6
Non-Oropharyngeal HNSCC (n=30)
Dose	2.7 mg/kg (n=14)	3.6 mg/kg (n=16)
cORR*	7.1% (1/14)	0.0% (0/16)
DCR**	57.1% (8/14)	62.5% (10/16)
DoR (months)	4.4	NA
PFS (months)	2.3	2.7
HNSCC Biomarkers
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HPV status was determined for 97.3% of the HNSCC participants in the 2.7 mg/kg and 3.6 mg/kg cohorts.
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In line with published epidemiology, 57.3% of enrolled HNSCC patients were HPV+, with 85.4% of oropharyngeal patients being HPV+.
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8 of the 9 patients who achieved PR in the OPSCC cohort were HPV+. In contrast, no confirmed PRs were observed in non-OPSCC HNSCC at the corresponding dose.
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In-line with published literature, higher Nectin-4 levels were associated with HPV+ HNSCC.
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In-depth biomarker analysis will be presented at a future conference.

*Confirmed objective response rate (cORR) calculated using patients’ confirmed best overall response (BOR) per RECISTv1.1**Disease control rate (DCR) calculated by summing numbers of response-evaluable patients who achieve a BOR of complete response (CR), partial response (PR) or stable disease (SD).

Efficacy in Patients with Cervical Cancer Dosed with CRB-701 at 2.7 mg/kg and 3.6 mg/kg

Cervical Cancer (n=70)
Dose	2.7 mg/kg (n=38)	3.6 mg/kg (n=32)
cORR*	18.4% (7/38) including 1 CR	34.4% (11/32) including 2 CRs
DCR**	55.3% (21/38)	75.0% (24/32)
DoR (months) ongoing	6.8	8.0
PFS (months) ongoing	2.8	4.3

*Confirmed objective response rate (cORR) calculated using patients’ confirmed best overall response (BOR) per RECISTv1.1**Disease control rate (DCR) calculated by summing numbers of response-evaluable patients who achieve a BOR of complete response (CR), partial response (PR) or stable disease (SD).

“These data provide important clarity on the clinical and commercial path for CRB-701 in 2L oropharyngeal and 2L cervical cancers, indications that are associated with HPV infection and high expression of Nectin-4, and for which approved and other investigational drugs have shown limited efficacy,” said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “In addition, these findings further validate our clinical development strategy aimed at targeting solid tumors outside of metastatic urothelial cancer. We look forward to advancing these programs into registrational trials starting with TEMPO-1, our upcoming OPSCC study initiating this summer.”

“OPSCC, which now represents a growing majority of HNSCC cases treated in the U.S., continues to rise in incidence. Largely driven by HPV, OPSCC primarily affects men in their 50s and 60s with little or no history of smoking or heavy alcohol use. Approximately 40-50% of HNSCC patients that reach 2L have OPSCC with persistent, recurrent, or metastatic disease that remains incurable with current treatment options, representing a growing unmet need,” said Glenn J. Hanna, M.D., Director of the Center for Cancer Therapeutic Innovation at Dana-Farber Cancer Institute. “A targeted therapy for this patient population—particularly one directed against the validated target Nectin-4—could represent a significant advance in care. I look forward to seeing how CRB-701 performs in a late-stage clinical study involving this underserved patient population.”

Corbus is on track to initiate a registrational study of CRB-701 in 2L OPSCC (“TEMPO-1”) in the summer of 2026. Broad alignment was reached with the U.S. Food and Drug Administration (FDA) on the trial design for a randomized controlled study (n=250), which will explore the efficacy and safety of CRB-701 compared to investigator’s choice of monotherapy with overall response rate (ORR) as the primary endpoint for potential accelerated approval and potential full approval based on overall survival (OS) benefit. Similarly, broad alignment was reached with the FDA regarding the trial design for a randomized controlled study of CRB-701 in 2L cervical cancer.

CRB-701 2026 ASCO Data Presentation Details

The oral presentation titled, “A phase 1/2 study of the next-generation Nectin-4-targeting antibody drug conjugate CRB-701 (SYS6002) in patients with recurrent or metastatic cervical cancer,” will be presented by Professor Yohann Loriot, Gustave Roussy (Paris) on Friday, May 29 at 4:57 p.m. CDT (Abstract #5508).

The poster presentation titled, “A phase 1/2 study of the next-generation Nectin-4-targeting antibody drug conjugate CRB-701 (SYS6002) in patients with recurrent or metastatic head and neck squamous cell carcinoma,” will be presented by Charlene Mantia, M.D., Dana-Farber Cancer Institute (Boston) on Saturday, May 30 at 4:30 p.m. CDT (Abstract #6062/Poster #519).

Pre-2026 ASCO Conference Call and Webcast Registration Details

Corbus will host a live conference call and webcast today, Tuesday, May 26, 2026, at 8:00 a.m. EDT to review the data. To register for the webcast: click here[ii].

Investors Dial 1-877-704-4453

Int’l Investors Dial 1-201-389-0920

Conference ID 13760531

CallMeTM: click here[iii]

2026 ASCO HNSCC KOL Event

Corbus will host an in-person and virtual KOL event during ASCO 2026 to discuss CRB-701 development in OPSCC. The event will be held at Marriott Marquis Chicago starting at 6:30 a.m. CDT on Monday, June 1, 2026.

Date:	Monday, June 1, 2026
Time:	6:30 a.m. CDT
Location:	Marriott Marquis Chicago
Participants:

Corbus Management Team, joined by leading HNSCC Experts:
Ari Rosenberg, M.D., University of Chicago
Glenn Hanna, M.D., Dana-Farber Cancer Institute
Cesar Augusto Perez Batista, M.D., Sarah Cannon Research Institute

A live question-and-answer session will follow the formal presentation. To register for the KOL event, click here[iv]. A replay of the event will also be available on the Corbus website.

About CRB-701

CRB-701 (SYS6002) is a next-generation antibody drug conjugate (ADC) targeting Nectin-4, that contains a site-specific, cleavable linker and a homogenous drug antibody ratio of 2, using MMAE as the payload. Nectin-4 is a clinically validated, tumor-associated antigen in urothelial cancer and highly expressed in other tumor types such as cervical and HNSCC. The FDA has granted two Fast Track designations to CRB-701 in HNSCC and cervical cancer.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a clinical-stage company focused on developing promising new therapies in oncology and obesity and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well-understood biological pathways. Corbus’ pipeline includes CRB-701, a next-generation antibody drug conjugate for the treatment of Nectin-4-expressing tumors, and CRB-913, an orally delivered highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on X, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act of 1995, as amended, including those relating to the Company's trial results, product development, clinical and regulatory timelines, including timing for completion of trials and presentation of data, anticipated timing for initiation of clinical trials, anticipated regulatory interactions and outcomes, including alignment with FDA on trial design, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities, sufficiency of cash runway and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential,” "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's filings with the Securities and Exchange Commission including those described in our Annual Report on Form 10-K for the year ended December 31, 2025. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACTS:

Sean Moran

Chief Financial Officer

Corbus Pharmaceuticals

smoran@corbuspharma.com

Dan Ferry
Managing Director
LifeSci Advisors, LLC
daniel@lifesciadvisors.com

MEDIA CONTACT:

Liz Melone

Founder & Principal

Melone Communications, LLC

Liz@melonecomm.com

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Links to websites:

[i] https://clinicaltrials.gov/study/NCT06265727?term=CRB-701&viewType=Card&rank=1

[ii] https://viavid.webcasts.com/starthere.jsp?ei=1762900&tp_key=67cfa9c1bb

[iii] https://callme.viavid.com/viavid/?$Y2FsbG1lPXRydWUmcGFzc2NvZGU9MTM3NjA1MzEmaD10cnVlJmluZm89Y29tcGFueS1lbWFpbCZyPXRydWUmQj02

[iv] https://lifescievents.com/event/rk0t83lp/